CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm” and “Financial Highlights” in the Joint Prospectus/Proxy Statement of Touchstone Strategic Trust, Touchstone Investment Trust, and Touchstone Funds Group Trust relating to the reorganization of the Fifth Third Quality Growth Fund and Fifth Third Mid Cap Growth Fund, each a series of the Fifth Third Funds, into the Touchstone Large Cap Growth Fund and Touchstone Growth Opportunities Fund, respectively, each a series of Touchstone Strategic Trust, and to the reorganization of the Fifth Third High Yield Bond Fund and Fifth Third Total Return Bond Fund into the Touchstone High Yield Fund and Touchstone Core Bond Fund, respectively, each a series of Touchstone Investment Trust, and to the reorganization of the Fifth Third Short Term Bond Fund into the Touchstone Ultra Short Duration Fixed Income Fund, a series of Touchstone Funds Group Trust, in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated May 29, 2012 on the financial statements and financial highlights of Touchstone Strategic Trust, with respect to the Touchstone Large Cap Growth Fund and the Touchstone Growth Opportunities Fund, and to the incorporation by reference of our report dated November 28, 2011 on the financial statements and financial highlights of Touchstone Investment Trust, with respect to the Touchstone High Yield Fund and the Touchstone Core Bond Fund, and to the incorporation by reference of our report dated November 29, 2011 on the financial statements and financial highlights of the Touchstone Funds Group Trust, with respect to the Touchstone Ultra Short Duration Fixed Income Fund included in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

 /s/ ERNST & YOUNG LLP

Cincinnati, Ohio

July 19, 2012